DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Throughout this exhibit, the terms “Legence,” “we,” “us,” “our” and the “Company” refer to Legence Corp. The following summary of terms of our Class A common stock, par value $0.01 per share (our “Class A Common Stock”), and Class B common stock, par value $0.01 per share (our “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), is based upon the amended and restated certificate of incorporation of the Company (our “amended and restated certificate of incorporation”) and amended and restated bylaws of the Company (our “amended and restated bylaws”). The following summary is not complete and is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of Delaware General Corporation Law (as amended, the “DGCL”).
Authorized Capital Stock
Our authorized capital stock consists of 1,000,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”).
Class A Common Stock
Holders of shares of our Class A Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class A Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A Common Stock are entitled to receive dividends when, as and if declared by our board of directors (our “board of directors”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A Common Stock will be entitled to receive pro rata our remaining assets available for distribution.
All currently outstanding shares of our Class A Common Stock are fully paid and nonassessable. Our Class A Common Stock is not subject to further calls or assessments by us. Holders of shares of our Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our Class A Common Stock. The rights powers, preferences and privileges of our Class A Common Stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock
Each share of Class B Common Stock entitles its holder to one vote for each share held of record on all matters to be voted on by stockholders generally. If at any time the ratio at which the units representing limited liability company interests in Legence Holdings (the “LGN Units”) are exchangeable for shares of our Class A Common Stock changes from one-for-one, for example, as a result of a conversion rate adjustment for stock splits, stock dividends or reclassifications, the number of votes to which holders of Class B Common Stock are entitled will be adjusted accordingly. The holders of our Class B Common Stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class B Common Stock vote together with holders of our Class A Common Stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by applicable law or by our amended and restated certificate of incorporation. Holders of our Class B Common Stock do not have any right to receive dividends or to receive a distribution upon a liquidation, dissolution or winding up of Legence. Any holder of Class B Common Stock that does not also hold LGN Units is required to surrender any such shares of Class B Common Stock (including fractions thereof) to Legence.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or The Nasdaq Stock Market LLC (the “Nasdaq”), the authorized shares of preferred stock will be available for issuance without further action by the holders of our Common Stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•the designation of the series;
• the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption or repurchase rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.
Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL contain provisions, which are summarized below, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the Nasdaq, which will apply so long as our Class A Common Stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of Class A Common Stock and Class B Common Stock on a combined basis. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our board of directors may generally issue shares of one or more series of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Business Combinations with Interested Stockholders
We are not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including one whose securities are listed for trading on the Nasdaq, from engaging in certain “business combinations” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:
•the transaction is approved by the board of directors before the date the interested stockholder attained that status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Board Classification
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the directors serving three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Director Nomination Rights
Our amended and restated certificate of incorporation provides Blackstone Inc. (together with its affiliates, subsidiaries, successors and assigns (including without limitation, Blackstone Group Management L.L.C., but excluding the Company and its subsidiaries), collectively, “Blackstone”) with the right to designate or nominate a majority of the members of our board of directors so long as Blackstone beneficially owns at least 50% of the voting power of our stock entitled to vote generally in the election of directors. At any time when Blackstone beneficially owns less than 50% but at least 20% of the voting power of our stock entitled to vote generally in the election of directors, it will have the right to designate or nominate a proportional number of directors to our board of directors. At any time when Blackstone beneficially owns less than 20%

but at least 5% of the voting power of our stock entitled to vote generally in the election of directors, it will have the right to designate or nominate one director to our board of directors.
Removal of Directors; Vacancies and Newly Created Directorships
Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors, directors may be removed only for cause (for so long as our board of directors is classified) and only upon the affirmative vote of holders of at least 66 2/3% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board of directors, and any newly created directorships, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when Blackstone has board nomination rights, Blackstone, and not the directors then in office, will have the exclusive right to fill any vacancy created by reason of death, resignation, retirement, removal or other cause of any director previously designated for nomination or appointed to fill a vacancy by Blackstone.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our Common Stock entitled to vote generally in the election of directors will be able to elect all our directors.
Special Stockholder Meetings
Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of our board of directors, the chairperson of our board of directors or the Chief Executive Officer of the Company; provided, however, at any time when Blackstone beneficially owns, in the aggregate, at least 30% in voting power of the stock entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by or at the request of Blackstone. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Director Nominations and Stockholder Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to Blackstone so long as Blackstone has board nomination rights. Our amended and restated bylaws allow our board of directors to adopt such rules and regulations for the conduct of meetings of stockholders as it shall deem appropriate and also allow the chairperson of any such meeting to prescribe such rules and regulations for the conduct of such meeting (except to the extent inconsistent with such rules and regulations as adopted by our board of directors), which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent at any time when Blackstone beneficially owns, in the aggregate, less than 30% in voting power of our stock entitled to vote generally in the election of directors.